                                  EXHIBIT 99.1

                               COMPENSATION TABLE

         The agreements and arrangements as to compensation and sharing of profits, losses and distributions among the General Partners, their Affiliates and the Partnership were not determined by arm's-length negotiations, although the General Partners believe that such agreements and arrangements approximate those which would be arrived at through arm's-length negotiations. See "Conflicts of Interest." The following table discloses all compensation which may be received from the Partnership, directly or indirectly, by the General Partners and their Affiliates.


                                                                                                    ESTIMATED MINIMUM AND
            TYPE OF                                                                                    MAXIMUM DOLLAR
         COMPENSATION                           COMPENSATION                                               AMOUNT
         ------------                           ------------                                               ------
Offering Stage

Non-Accountable Expense                  An amount equal to 2% Gross                          Actual amount depends on
Allowance (payable to the                Proceeds.                                            the number of Units sold.
General Partners and/or                                                                       (Minimum: $23,000
their Affiliates)                                                                             Maximum:  $400,000) (1)


Other Organization and                   An amount equal to up to 3% of,                      Actual amount depends on
Offering Expenses                        Gross Proceeds as reimbursement                      number of Units sold and
(reimbursable to the                     for actual Organization and Offer-                   Organization and Offering
General Partners and/or                  ing Expenses paid by the                             Expenses incurred.  Minimum:
their Affiliates)                        General Partners.                                    $34,500; Maximum: $600,000.
                                                                                              (in each case only as
                                                                                              reimbursement for payment
                                                                                              of Organization and Offering
                                                                                              Expenses). (2)

Acquisition Stage:

Acquisition Fees and                     An amount equal to the lesser of:                    Actual amount depends on
Expenses (payable to the                 (i) 4.00% of Gross Proceeds plus                     number of Units sold,
General Partners or an an                additional .0624% for each 1%                        indebtedness incurred
and Affiliate)                           of indebtedness incurred in acquiring                Acquisition Expenses.
                                         Properties and/or Equipment,                         Minimum: $46,000
                                         but in no event will Acquisition                     (assuming sale of Minimum
                                         Fees exceed 5% of the aggregate                      Number of Units and no
                                         Purchase Prices of Properties and                    leverage); Maximum: $1,236,800
                                         (assuming sale of Maximum                            Equipment; or (ii) compensation
                                         customarily charged in arm's-length                  Number of Units and maximum
                                         transactions by others rendering                     leverage) (in each case not
                                         similar services as an on-going                      before reduction for payment
                                         activity in the same geographical                    of Acquisition Expenses). (3)
                                         location and for comparable
                                         property and/or equipment


Operational Stage:

Subordinated Asset Management            Subordinated asset management                        Actual amount depends on results
Fee (payable to General Partners         fee for managing Properties and                      of operations and therefore,
or an Affiliate)                         Equipment subject to "triple net"                    cannot be determined at the present
                                         leases not to exceed the lesser of:                  time. (4)



                                         (i) fees which are competitive for
                                         similar services in the geographical
                                         location where the Properties and/or
                                         Equipment are located; or
                                         (ii) 1% of the gross rental revenues
                                         derived from Partnership Properties
                                         and/or Equipment.  Payment of
                                         such fees shall be subordinated
                                         to receipt by the Limited Partners of
                                         their 10% Current Preferred Return. (4)



Interest in Profits, Losses              The Limited Partners will receive                    Actual amount depends on
and Cash Flow (payable to                99% and the General Partners                         results of operations and,
the General Partners)                    will receive 1% of Cash Flow;                        therefore, cannot be
                                         provided, however, that the                          determined at the present
                                         General Partners' 1% of Cash                         time. (5)
                                         Flow shall be subordinated to
                                         receipt by the Limited Partners
                                         of their 10% Current Preferred
                                         Return.  Profits and losses from
                                         operations are allocated in accordance
                                         with the ratio of distributions
                                         of Cash Flow attributable to such
                                         year, although in no event will
                                         the General Partners be allocated
                                         less than 1% of profits and losses
                                         in any year.

Reimbursable Expenses                    Certain expenses incurred by the                     Actual amounts cannot be
(payable to the General                  General Partners and their Affiliates                determined at the present
Partners and their                       will be reimbursed by the                            time. (6)(7)
Affiliates)                              Partnership.


Liquidation Stage:

Interest in Net Sale or                  Limited Partners will receive 90%                    Actual amounts to be
Refinancing Proceeds                     and the General Partners will                        received depend upon the
(payable to General                      receive 10% of the Net Sale or                       sale price of Partnership
Partners)                                Refinancing Proceeds, provided,                      Properties and Equipment
                                         however, that the General                            and therefore, cannot be
                                         Partners' 10% of Net Sale or                         determined at the present
                                         Refinancing Proceeds shall be                        time.(5)
                                         subordinated to receipt by the
                                         Limited Partners of aggregate
                                         distributions from all sources
                                         equal to 11% Performance Preferred
                                         Return on their Adjusted Investment
                                         plus aggregate distribution of
                                         Net Sales or Refinancing Proceeds
                                         in an amount equal to 100%
                                         of their Original Contributions.




Real Estate Liquidation Fees             The lesser of:  (i) 3% of the                        Actual amounts to be
(payable to an Affiliate)                sale price of the Property;                          received depend upon the
                                         or (ii) 50% of the real estate                       sale price of Partnership
                                         commission customarily                               Properties and, therefore,
                                         charged for similar services                         cannot be determined at the
                                         in the locale of the Property                        present time.
                                         being sold, provided however
                                         that payment of said
                                         Liquidation Fee shall be
                                         subordinated to receipt by
                                         the Limited Partners of
                                         aggregate distributions from
                                         all sources equal to the sum of the
                                         11% Performance Preferred Return
                                         on their Adjusted Investment plus
                                         aggregate distributions of Net
                                         Sale or Refinancing proceeds equal
                                         to100% of their Original s
                                         Contribution.

Equipment Liquidation                    Fees for the resale of                               Actual amounts depend on
Fee (payable to an                       Equipment equal to the                               sale price of Partnership
Affiliate)                               lesser of (i) 3% of the sale                         Equipment and, therefore,
                                         price of Equipment; or (ii)                          cannot be determined at the
                                         Fees customarily charged                             present time.
                                         for similar services in the
                                         locale of the Equipment
                                         being sold.


----------

             (1) The General Partners will receive a Non-Accountable Expense Allowance equal to 2% of Gross Proceeds for expenses related to the offering and sale of Units.

             (2) The General Partners and their Affiliates will be reimbursed for actual Organization and Offering Expenses (excluding selling commissions and the Non-Accountable Expense Allowance, but including up to .5% of Gross Proceeds as reimbursement for accountable bona fide due diligence expenses of Participating Dealers) in an amount equal to up to 3% of Gross Proceeds less amounts paid by the Partnership.

             (3) The General Partners have agreed to pay all Acquisition Expenses out of amounts received by them as payment for Acquisition Fees. Since the Partnership intends to commit 83% of Gross Proceeds to Investments in Assets, reduced by .0624% for each 1% of indebtedness (calculated as the aggregate amount of Partnership indebtedness secured by Partnership Assets as a percentage of the aggregate Purchase Prices of such Assets, provided, however, that Acquisition Fees may not exceed 5% of the aggregate Purchase Prices of Properties and/or Equipment) incurred to acquire Properties and/or Equipment (but in no event shall less than 78.34% of Gross Proceeds be so invested), the Acquisition Fees payable to the General Partners will be reduced if and to the extent required to comply with the foregoing requirement.

             Lessees will generally be required to pay Affiliates of the General Partners for certain costs incurred in connection with lease transactions, including commitment fees which typically approximate 1% to 2% of the transaction amount. Although such costs are not paid by the Partnership, they will be included in the limitations on Front-End Fees.

             (4) In the event of a default under a triple net lease which requires the Partnership to assume operations of a Property and/or Equipment, such operation will be managed by an Affiliate of the General Partners. In such event, the Affiliate would be entitled to an unsubordinated management fee equal to 5% of gross revenues generated by the Property and/or Equipment plus reimbursement for on-site expenses.

             (5) The Current Preferred Return is defined as aggregate distributions of Cash Flow equal to a cumulative, non-compounded 10% per annum return on Limited Partners' Adjusted Investment. The Performance Preferred Return is defined as aggregate distributions of Cash Flow and Net Sale or Refinancing Proceeds equal to a cumulative, non-compounded 11% per annum return on the Limited Partners' Adjusted Investment.

             (6) (a) The General Partners also will receive reimbursement for:
(i) the actual cost to the General Partners or their Affiliates of goods and materials used for and by the Partnership if obtained from unaffiliated parties; and (ii) "Administrative Services" (as hereinafter defined) necessary for the prudent operation of the partnership. The amounts charged to the Partnership for services performed pursuant to clause (ii) above will not exceed the lesser of:
(1) the actual cost of such services; or (2) 90% of the amount which the Partnership would be required to pay to unaffiliated parties for comparable services. The Partnership's annual report to the Limited Partners, will include an itemized breakdown of the services performed and the amount reimbursed to the General Partners or their Affiliates pursuant to clause (ii) above, which information shall be verified by the independent public accountants retained by the Partnership. "Administrative Services" include only ministerial services such as typing, record keeping, preparation and dissemination of Partnership reports, preparation and maintenance of records regarding Limited Partners, preparation and dissemination of responses to investor inquiries and other communications with investors and any other record keeping required for Partnership purposes. However, in no event shall the General Partners be entitled to collect any fees not requested within one year of the date they were earned.

                 (b) In extraordinary circumstances, the General Partners and their Affiliates may provide other goods and services to the Partnership if all of the following criteria are met: (I) the goods or services must be necessary to the prudent operation of the Partnership and provision therefore must be set forth in a written contract which may only be modified in any material respect by the vote of a majority in interest of Limited Partners and shall be terminable upon 60 days notice; (ii) the compensation, price or fee must be equal to the lesser of (A) 90% of the compensation, price or fee the Partnership would be required to pay to unaffiliated parties who are rendering comparable services or selling or leasing compensation, price, or fee charged by the General Partners or their Affiliates for rendering comparable services or selling or leasing comparable goods on a competitive terms; or (iii) if at least 95% of gross revenues attributable to the business of rendering such services or selling or leasing such goods are derived from persons other than Affiliates, the compensation, price or fee charged by an unaffiliated person who is rendering comparable services or selling or leasing comparable goods on competitive terms in the same geographic location. In addition, any such payment will be subject to the further limitation described in paragraph (c) below. Extraordinary circumstances shall be presumed only when in the good faith belief of the General Partners there is an emergency situation requiring immediate action by the General Partners or their Affiliates and the goods or services are not immediately available from unaffiliated parties. Services which may be performed in such extraordinary circumstances include emergency maintenance of Partnership assets, janitorial and other related services due to strikes or lock-outs, emergency tenant evictions and repair services which require immediate action. Notwithstanding the foregoing, the General Partners and their Affiliates also may be reimbursed for actual expenses incurred when extraordinary on site action is required.

                         (c) No reimbursement will be permitted to the General
Partners or their Affiliates for items such as rent, depreciation, utilities, capital equipment and other administrative items; and the salaries, fringe benefits, travel expenses and other administrative items allocated to any controlling persons of the General Partners, their Affiliates or any other supervisory personnel. Permitted reimbursements include salaries and related salary expenses for personnel, other than controlling persons, which could be performed directly for the Partnership by unaffiliated parties such as legal, accounting, transfer agent, data processing and duplication. Controlling persons, for purposes of this section, include, but are not limited to, persons, irrespective of their title who perform functions for the General Partners similar to those of: (1) chairman or member of the board of directors; (2) president; (3) executive vice president; or (4) those entities or individuals holding 5% or more of the stock of the Managing General Partner or (5) a person having the power to direct or cause the direction of the Managing General Partner, whether through ownership of voting securities, by contract or otherwise. The General Partners believe that the employees of the General Partners, their Affiliates and controlling persons who will perform services for the Partnership for which reimbursement is allowed pursuant to clause (b)(iii) above, have the experience and educational background, in their respective fields of expertise, appropriate for the performance of such services.

             (7)The General Partners will not be compensated by the Partnership for services other than those which have been disclosed in this Compensation Table.

                          INDEX TO FINANCIAL STATEMENTS



CAPTEC FRANCHISE CAPITAL PARTNERS L.P. III                                                          PAGE
Report of Independent Accountants.................................................................F(a) - 1

Financial Statements:

       Balance Sheet..............................................................................F(a) - 2

       Statement of Operations....................................................................F(a) - 3

       Statement of Changes in Partners' Capital..................................................F(a) - 4

       Statement of Cash Flows....................................................................F(a) - 5

       Notes to Financial Statements..............................................................F(a) - 6


CAPTEC FRANCHISE CAPITAL CORPORATION III


Report of Independent Accountants.................................................................F(b) - 1

Financial Statements:

       Balance Sheet..............................................................................F(b) - 2

       Statement of Operations....................................................................F(b) - 3

       Statement of Changes in Stockholders' Equity...............................................F(b) - 4

       Statement of Cash Flows....................................................................F(b) - 5

       Notes to Financial Statements..............................................................F(b) - 6



REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors of
Captec Franchise Capital Corporation III
Managing General Partner of
Captec Franchise Capital Partners L.P. III:

We have audited the accompanying balance sheet of Captec Franchise Capital Partners L.P. III as of December 31, 1997 and 1996, and the related statements of operations, changes in partners' capital, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting financial statement amounts and disclosures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Captec Franchise Capital Partners L.P. III as of December 31, 1997 and 1996, and the results of its operations, changes in partners' capital and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



/s/ Coopers & Lybrand

Detroit, Michigan
March 14, 1998

                                    F(a) 1

                   CAPTEC FRANCHISE CAPITAL PARTNERS L.P. III
                                 BALANCE SHEET
                           December 31, 1997 and 1996


                                                             1997               1996
                                                             ----               ----
                                     ASSETS

Cash and cash equivalents                               $      553,680     $       690,175
Investment in property under leases:
   Operating leases, net                                    13,876,649          13,732,321
   Financing leases, net                                     2,062,971           2,905,751
   Impaired financing lease, net                                50,000                   -
Accounts receivable                                             11,514               1,959
Unbilled rent                                                  411,111             210,673
Due from related parties                                        27,491              20,589
                                                        --------------     ---------------

Total assets                                            $   16,993,416     $    17,561,468
                                                        ==============     ===============


                        LIABILITIES & PARTNERS' CAPITAL

Liabilities:
   Accounts payable                                     $       18,031     $         4,852
   Due to related parties                                       59,383               7,728
   Operating lease rents received in advance                         -              43,916
   Security deposits held on leases                             59,329              65,953
                                                        --------------     ---------------

Total liabilities                                              136,743             122,449
                                                        --------------     ---------------

Partners' Capital:
Limited partners' capital accounts                                 -            17,422,518
General partners' capital accounts                                 -                16,501
                                                        --------------     ---------------

Total partners' capital                                            -            17,439,019
                                                        --------------     ---------------

Total liabilities & partners' capital                   $      136,743     $    17,561,468
                                                        ==============     ===============

The accompanying notes are an integral part of the financial statements.


                                    F(a) 2

                   CAPTEC FRANCHISE CAPITAL PARTNERS L.P. III
                            STATEMENT OF OPERATIONS
                 for the years ended December 31, 1997 and 1996


                                                                 1997                1996
                                                                 ----                ----
Operating revenue:
   Rental income                                             $  1,672,274        $    983,625
   Finance income                                                 328,204             341,142
                                                             ------------        ------------

              Total operating revenue                           2,000,478           1,324,767
                                                             ------------        ------------

Operating costs and expenses:
   Depreciation                                                   209,859             114,272
   General and administrative                                      89,781              55,125
   Credit allowance for impaired financing lease                  169,775                 -
                                                             ------------        ------------

              Total operating costs and expenses                  469,415             169,397
                                                             ------------        ------------

              Income from operations                            1,531,063           1,155,370
                                                             ------------        ------------

Other income:
   Gain on sale of equipment                                        9,299                 -
   Interest income                                                 50,460             154,575
   Other                                                            3,190              12,141
                                                             ------------        ------------

              Total other income                                   62,949             166,716
                                                             ------------        ------------

Net income                                                      1,594,012           1,322,086

Net income allocable to general partners                           15,940              13,222
                                                             ------------        ------------

Net income allocable to limited partners                     $  1,578,072        $  1,308,864
                                                             ============        ============

Net income per limited partnership unit                      $      78.91        $      84.07
                                                             ============        ============

Weighted average number of limited partnership
   units outstanding                                               19,998              15,569
                                                             ============        ============

The accompanying notes are an integral part of the financial statements.


                                    F(a) 3

                   CAPTEC FRANCHISE CAPITAL PARTNERS L.P. III
                   STATEMENT OF CHANGES IN PARTNERS' CAPITAL
                 for the years ended December 31, 1997 and 1996


                                                    Limited             Limited         General          Total
                                                   Partners'           Partners'        Partners'       Partners'
                                                     Units             Accounts         Accounts        Capital
                                                   --------            --------         --------        --------
Balance, January 1, 1996                              7,400         $   6,527,785      $    3,279    $   6,531,064

Issuance of 12,600 limited partnership, net          12,600            10,957,187                       10,957,187

Distributions - ($88.08 per unit)                                      (1,371,318)                      (1,371,318)

Net income                                                              1,308,864          13,222        1,322,086
                                                    ------          -------------      ----------    -------------

Balance, January 1, 1997                            20,000             17,422,518          16,501       17,439,019

Repurchase of limited partnership units                (37)               (31,450)                         (31,450)

Distributions - ($107.26 per unit)                                     (2,144,908)            -         (2,144,908)

Net income                                                              1,578,072          15,940        1,594,012
                                                    ------          -------------      ----------    -------------

Balance, December 31, 1997                          19,963          $  16,824,232      $   32,441    $  16,856,673
                                                    ======          =============      ==========    =============

The accompanying notes are an integral part of the financial statements.


                                    F(a) 4

                   CAPTEC FRANCHISE CAPITAL PARTNERS L.P. III
                            STATEMENT OF CASH FLOWS
                 for the years ended December 31, 1997 and 1996


                                                                               1997             1996
                                                                               ----             ----
Cash flows from operating activities:
   Net Income                                                             $   1,594,012    $   1,322,086
   Adjustments to net income:
        Depreciation                                                            209,859          114,272
        Gain on sale of equipment                                                (9,299)             -
        Provision for credit losses                                             169,775              -
        Increase in unbilled rent                                              (200,438)        (163,522)
        Increase in receivables                                                  (9,555)          (1,959)
        (Decrease) increase in payables                                          13,179          (20,387)
        (Decrease) increase in lease rents received in advance                  (43,916)          43,916
        (Decrease) increase in security deposits held on leases                  (6,624)          38,584
                                                                          -------------    -------------

Net cash provided by operating activities                                     1,716,993        1,332,990
                                                                          -------------    -------------

Cash flows from investing activities:
   Purchase and construction advances of real estate
        for operating leases                                                   (926,187)     (10,477,310)
   Proceeds from disposition of real estate for operating leases                572,000              -
   Purchase of equipment for financing leases                                       -         (1,357,856)
   Proceeds from sale of equipment                                               15,842              -
   Reduction of net investment in financing leases                              616,462          331,707
                                                                          -------------    -------------

Net cash provided by (used in) investing activities                             278,117      (11,503,459)
                                                                          -------------    -------------

Cash flows from financing activities:
   Increase in due from related parties                                          (6,902)         (14,180)
   Increase in due to related parties                                            51,655            5,300
   Issuance of limited partnership units                                            -         12,585,027
   Repurchase of limited partnership units                                      (31,450)             -
   Offering costs                                                                   -         (1,627,840)
   Distributions to limited partners                                         (2,144,908)      (1,371,318)
                                                                          -------------    -------------

Net cash provided by (used in) financing activities                          (2,131,605)       9,576,989
                                                                          -------------    -------------

Net decrease  in cash and cash equivalents                                     (136,495)        (593,480)

Cash and cash equivalents, beginning of period                                  690,175        1,283,655
                                                                          -------------    -------------

Cash and cash equivalents, end of period                                  $     553,680    $     690,175
                                                                          =============    =============

The accompanying notes are an integral part of the financial statements.


                                    F(a) 5

                   CAPTEC FRANCHISE CAPITAL PARTNERS L.P. III
                          NOTES TO FINANCIAL STATEMENTS


1.     THE PARTNERSHIP AND ITS SIGNIFICANT ACCOUNTING PRINCIPLES:

       Captec Franchise Capital Partners L.P. III (the "Partnership"), a Delaware limited partnership, was formed on February 18, 1994 for the purpose of acquiring income-producing commercial real properties and equipment leased on a "triple net" basis, primarily to operators of national and regional franchised businesses. The general partners of the Partnership are Captec Franchise Capital Corporation III (the "Corporation"), a wholly owned subsidiary of Captec Financial Group, Inc. ("Captec") and Patrick L. Beach, an individual, hereinafter collectively referred to as the Sponsor. Patrick L. Beach is also the Chairman of the Board of Directors, President and Chief Executive Officer of the Corporation and Captec. The general partners have each contributed $100 in cash to the Partnership as a capital contribution.

       The Partnership commenced a public offering of limited partnership interests ("Units") on August 12, 1994. A minimum of 1,150 Units and a maximum of 20,000 Units, priced at $1,000 per Unit, were offered on a "best efforts, part or none" basis. The Partnership broke impound on January 24, 1995, at which time funds totaling $1,155,255 were released from escrow and the Partnership immediately commenced operations.

       On December 1, 1997 the Partnership repurchased 25 Units for $21,250 or 85% of the investor's capital account as of December 1, 1997. The repurchase of the Units was completed pursuant to the terms of the Repurchase Plan set forth in the Partnership's Prospectus. An additional 12 Units were repurchased on December 31, 1997 for $10,200 under the same terms and conditions set forth above.

       Allocation of profits, losses and cash distributions from operations and cash distributions from sale or refinancing are made pursuant to the terms of the Partnership Agreement. Profits and losses from operations are allocated among the limited partners based upon the number of Units owned. In no event will the Sponsor be allocated less than one percent of profits and losses in any year.

       Following is a summary of the Partnership's significant accounting policies:

       A. CASH AND CASH EQUIVALENTS: The Partnership considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.
       B. RENTAL INCOME FROM OPERATING LEASES: The Partnership's operating leases have scheduled rent increases which occur at various dates throughout the lease terms. The Partnership recognizes the total rent, as stipulated by the lease agreement, as income on a straight-line basis over the term of each lease. To the extent rental income on the straight-line basis exceeds rents billable per the lease agreement, an amount is recorded as unbilled rent.


                                    F(a) 6

                   CAPTEC FRANCHISE CAPITAL PARTNERS L.P. III
                          NOTES TO FINANCIAL STATEMENTS


1.     THE PARTNERSHIP AND ITS SIGNIFICANT ACCOUNTING PRINCIPLES, CONTINUED:

       C. LAND AND BUILDING SUBJECT TO OPERATING LEASES: Land and buildings subject to operating leases are stated at cost less accumulated depreciation. Buildings are depreciated on the straight-line method over their estimated useful lives (40 years).

       D. NET INVESTMENT IN FINANCING LEASES: Leases classified as financing leases are stated as the sum of the minimum lease payments plus the unguaranteed residual value accruing to the benefit of the lessor, less unearned income. Unearned income is amortized to income over the lease term so as to produce a constant periodic rate of return on the net investment in the lease.

       E. NET INCOME PER LIMITED PARTNERSHIP INTEREST: Net income per limited partnership interest is calculated using the weighted average number of limited partnership units outstanding during the period and the limited partners' allocable share of the net income.

       F. INCOME TAXES: No provision for income taxes is included in the accompanying financial statements, as the Partnership's results of operations are passed through to the partners for inclusion in their respective income tax returns.

       G. ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


2.     DISTRIBUTIONS:

       Cash flows of the Partnership are allocated ninety-nine percent (99%) to the limited partners and one percent (1%) to the Sponsor, except that the Sponsor's share is subordinated to a ten percent (10%) preferred return to the limited partners. Net sale or refinancing proceeds of the Partnership will be allocated ninety percent (90%) to the limited partners and ten percent (10%) to the Sponsor, except that the Sponsor's share will be subordinated to an eleven percent (11%) preferred return plus return of the original contributions to the limited partners.

       Distributions of cash flow from operations are paid quarterly in arrears.

                                    F(a) 7

                   CAPTEC FRANCHISE CAPITAL PARTNERS L.P. III
                          NOTES TO FINANCIAL STATEMENTS


3.     RELATED PARTY TRANSACTIONS AND AGREEMENTS:

       Organization and offering expenses, excluding selling commissions, were initially paid by the General Partners and/or their affiliates and were reimbursed by the Partnership in an amount equal to up to three percent (3%) of the gross proceeds of the offering (less any amounts paid directly by the Partnership). In addition, the Sponsor and its affiliate were paid a non-accountable expense allowance by the Partnership in an amount equal to two percent (2%) of the gross proceeds of the offering. The Sponsor was reimbursed for $629,978 during 1996. These costs were accounted for as capital issuance costs and have been netted against the limited partners' capital accounts.

       The Partnership also paid to Participating Dealers, including affiliates of the general partners, selling commissions in an amount equal to eight percent (8%) of the purchase price of all units placed by them directly. Total commissions incurred during 1996 were $1,007,966. These costs were accounted for as capital issuance costs and have been netted against the limited partners' capital accounts.

       An acquisition fee is charged, not to exceed the lesser of: (i) four percent (4%) of gross proceeds plus an additional .00624% for each 1% of indebtedness incurred in acquiring properties and/or equipment but in no event will acquisition fees exceed five percent (5%) of the aggregate purchase prices of properties and equipment; or (ii) compensation customarily charged in arm's length transactions by others rendering similar services. The Partnership paid the sponsor $23,104 and $455,017 in acquisition fees during 1997 and 1996, respectively. In addition, the Partnership recovered $22,000 resulting from the Co-tenancy with LP IV on one of the financing leases. Of these amounts, $61,524 was capitalized into net investment in financing leases and $416,597 was capitalized into land and building subject to operating leases.

       The Partnership has entered into an asset management agreement with the Sponsor and its affiliates, whereby the Sponsor provides various property and equipment management services for the Partnership.

       A subordinated asset management fee is charged, in an amount equal to one percent (1%) of the gross rental revenues derived from the properties and equipment. Payment of the asset management fee is subordinated to receipt by the limited partners of annual distributions equal to a cumulative non-compounded return of ten percent (10%) per annum on their adjusted invested capital. There were no asset management fees paid or accrued to the Sponsor during 1996. For the twelve months ended December 31, 1997, $41,400 was incurred.

       An equipment liquidation fee limited to the lesser of three percent (3%) of the sales price or customary fees for similar services will be paid in conjunction with equipment liquidation services. There were no equipment liquidation fees paid during 1997 or 1996.


                                    F(a) 8

                   CAPTEC FRANCHISE CAPITAL PARTNERS L.P. III
                          NOTES TO FINANCIAL STATEMENTS


3.     RELATED PARTY TRANSACTIONS AND AGREEMENTS, CONTINUED:

       The Partnership Agreement provides for the Sponsor to receive a real estate liquidation fee limited to the lesser of three percent (3%) of the gross sales price or fifty percent (50%) of the customary real estate commissions in the event of a real estate liquidation. This fee is payable only after the limited partners have received distributions equal to a cumulative, noncompounded return of eleven percent (11%) per annum on their adjusted invested capital plus distributions of sale or refinancing proceeds equal to 100% of their original contributions. There were no real estate liquidations in 1997 or 1996.

       The Partnership has agreed to indemnify the Sponsor and its affiliates against certain costs paid in settlement of claims which might be sustained by them in connection with the Partnership. Such indemnification is limited to the assets of the Partnership and not the limited partners.



4.     LAND AND BUILDING SUBJECT TO OPERATING LEASES:

       The net investment in operating leases as of December 31, 1997 and 1996 is comprised of the following:


                                                                               1997                    1996

           Land                                                          $     5,482,775         $     5,127,875
           Building and improvements                                           8,751,982               7,812,917
           Construction draws on properties (including
             land cost of $555,000)                                                                      939,778
                                                                         ---------------                 --------

                                                                              14,234,757              13,880,570
           Less accumulated depreciation                                        (358,108)               (148,249)
                                                                         ---------------         ---------------

           Total                                                         $    13,876,649         $    13,732,321
                                                                         ===============         ===============


       As indicated above, at December 31, 1996, the Partnership had made investments in properties under construction. All construction draws are subject to the terms of a standard lease agreement with the Partnership which fully obligates the tenant to the long-term lease of all amounts advanced under construction draws. At December 31, 1997, the Company had funded all commitments on properties under construction.

                                    F(a) 9

                   CAPTEC FRANCHISE CAPITAL PARTNERS L.P. III
                          NOTES TO FINANCIAL STATEMENTS


4.     LAND AND BUILDING SUBJECT TO OPERATING LEASES, CONTINUED:

       The following is a schedule of future minimum lease payments to be received on the operating leases as of December 31, 1997.


           1998                                               $  1,518,499
           1999                                                  1,535,055
           2000                                                  1,556,756
           2001                                                  1,595,843
           2002                                                  1,633,354
           Thereafter                                           20,295,533
                                                               -----------

           Total                                              $ 28,135,040
                                                              ============



5.     NET INVESTMENT IN FINANCING LEASES:

       The net investment in financing leases as of December 31, 1997 and 1996 is comprised of the following:


                                                                               1997                    1996
           Minimum lease payments to be received                         $     2,292,057         $     3,535,259
           Estimated residual value                                              241,327                 269,812
                                                                         ---------------         ---------------

           Gross investment in financing leases                                2,533,384               3,805,070
           Less unearned income                                                 (470,413)               (899,320)
                                                                         ---------------         ---------------

           Net investment in financing leases                            $     2,062,971         $     2,905,751
                                                                         ===============         ===============

       The following is a schedule of future minimum lease payments to be received on the financing leases as of December 31, 1997:

           1998                                                $       683,288
           1999                                                        687,338
           2000                                                        505,422
           2001                                                        211,149
           2002                                                        154,443
           Thereafter                                                   50,409
                                                               ---------------
           Total                                               $     2,292,057
                                                               ===============

                                    F(a) 10

                   CAPTEC FRANCHISE CAPITAL PARTNERS L.P. III
                          NOTES TO FINANCIAL STATEMENTS


6.    IMPAIRED FINANCING LEASE

      At December 31, 1997, the Partnership's investment in impaired financing leases was comprised of one lease to a single restaurant obligor. The recorded investment in the lease is $219,775 net of a related credit allowance of $169,775. Installment payments on this lease are delinquent by more than 120 days and income accrual has been suspended by the Partnership. The restaurant was subsequently closed during February, 1998 and the Partnership expects to sell the leased equipment at auction. The net investment in the impaired lease represents the estimated net proceeds that the Partnership expects to receive.


7.    SUBSEQUENT EVENT:

      In January 1998, the Partnership made a distribution to its limited partners totaling approximately $474,000.


                                   F(a) 11

REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors of
Captec Franchise Capital Corporation III
Managing General Partner of
Captec Franchise Capital Partners L.P. III:

We have audited the accompanying balance sheet of Captec Franchise Capital Corporation III as of December 31, 1997 and 1996, and the related statements of operations, changes in partners' capital, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting financial statement amounts and disclosures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Captec Franchise Capital Corporation III as of December 31, 1997 and 1996, and the results of its operations, changes in partners' capital and its cash flows for the years then ended, in conformity with generally accepted accounting principles.





/s/ Coopers & Lybrand

Detroit, Michigan
March 14, 1998


                                   F(b) 1

                    CAPTEC FRANCHISE CAPITAL CORPORATION III
                                 BALANCE SHEET
                           December 31, 1997 and 1996

                                                                     1997             1996
                                                                     ----             ----
                                        ASSETS

Cash                                                              $        14      $     2,670
Investment in partnership                                              16,221            8,250
Receivable from affiliate                                               9,048           13,549
Other assets                                                            5,672            5,672
                                                                  -----------      -----------

Total assets                                                      $    30,955      $    30,141
                                                                  ===========      ===========

                          LIABILITIES & STOCKHOLDERS' EQUITY

Total liabilities:
   Accounts payable                                               $       -        $     5,187
   Payable to affiliate                                                13,973           15,942
   Income tax payable                                                   5,730            2,732
                                                                  -----------      -----------

Total liabilities                                                      19,703           23,861
                                                                  -----------      -----------

Stockholders' equity:
Common stock, no par value; 100 shares authorized,
   issued and outstanding                                                 -                -
Paid-in capital                                                         1,000            1,000
Retained earnings (accumulated deficit)                                   -              5,280
                                                                  -----------      -----------

Total stockholders' equity                                              1,000            6,280
                                                                  -----------      -----------

Total liabilities & stockholders' equity                          $    20,703      $    30,141
                                                                  ===========      ===========

The accompanying notes are an integral part of the financial statements.


                                    F(b) 2

                    CAPTEC FRANCHISE CAPITAL CORPORATION III
                            STATEMENT OF OPERATIONS
                 for the years ended December 31, 1997 and 1996


                                                     1997          1996
                                                     ----          ----
Investment income from partnership                 $  7,970      $  6,611

Interest                                                -             101
General and administrative                              -             -
                                                   --------      --------

          Net income before taxes                     7,970         6,510

Income tax provision                                  2,998         2,200
                                                   --------      --------

          Net income                               $  4,972      $  4,310
                                                   ========      ========



The accompanying notes are an integral part of the financial statements.














                                   F(b) 3

                    CAPTEC FRANCHISE CAPITAL CORPORATION III
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                 for the years ended December 31, 1997 and 1996


                                                                         RETAINED
                                                                         EARNINGS
                                          COMMON         PAID-IN          (ACCUM.
                                           STOCK         CAPITAL         DEFICIT)           TOTAL
                                          ------         -------         --------           -----
Balance, January 1, 1996                $       -      $     1,000      $       970      $     1,970

Net Income                                      -              -              4,310            4,310
                                        -----------    -----------      -----------      -----------

Balance, December 31, 1996                      -            1,000            5,280            6,280

Net income                                      -              -              4,972            4,972
                                        -----------    -----------      -----------      -----------

Balance, December 31, 1997              $       -      $     1,000      $    10,252      $    11,252
                                        ===========    ===========      ===========      ===========



The accompanying notes are an integral part of the financial statements.


                                    F(b) 4

                    CAPTEC FRANCHISE CAPITAL CORPORATION III
                            STATEMENT OF CASH FLOWS
                 for the years ended December 31, 1997 and 1996


                                                                           1997            1996
                                                                           ----            ----
Cash flows from operating activities:
   Net income                                                          $      4,972    $      4,310
   Adjustments to net income:
      Undistributed income from partnership                                  (7,971)         (6,610)
      Increase in income tax payable                                          2,998           2,200
      (Increase) decrease in receivable from affiliate
          and other assets                                                    4,501         (10,162)
      Decrease in accounts payable                                           (5,187)        (30,021)
                                                                       ------------    ------------

Net cash provided by operating activities                                      (687)        (40,283)
                                                                       ------------    ------------


Cash flows from financing activities:
   Proceeds from borrowings from affiliates                                  (1,969)         42,567
   Receipt of offering expense reimbursements                                   -           632,248
   Repayment of borrowings from affiliates                                      -          (632,248)
                                                                       ------------    ------------

Net cash provided by (used in) financing activities                          (1,969)         42,567
                                                                       ------------    ------------

Net increase (decrease) in cash                                              (2,656)          2,284

Cash, beginning of year                                                       2,670             386
                                                                       ------------    ------------

Cash, end of period                                                    $         14    $      2,670
                                                                       ============    ============

The accompanying notes are an integral part of the financial statements.


                                    F(b) 5

                    CAPTEC FRANCHISE CAPITAL CORPORATION III
                          NOTES TO FINANCIAL STATEMENTS


1.     ORGANIZATION AND ITS SIGNIFICANT ACCOUNTING PRINCIPLES:

       Captec Franchise Capital Corporation III (the "Corporation") is a Michigan corporation organized on February 15, 1994. The Corporation was formed for the purpose of serving as the managing general partner of Captec Franchise Capital Partners L.P. III (the "Partnership"), a Delaware limited partnership.

       The Corporation is a wholly owned subsidiary of Captec Financial Group, Inc. ("Captec"). Captec has paid $1,000 in cash to the Corporation for the purchase of all 100 shares of common stock of the Corporation. As a general partner of the Partnership, the Corporation has contributed $100 to the capital of the Partnership. Patrick L. Beach is also a general partner of the Partnership and is the Chairman of the Board of Directors, President and Chief Executive Officer of the Corporation and Captec. Each general partner has a 0.5 percent share in the Partnership's net income or loss.

       The Partnership undertook a public offering of limited partnership interests ("Units") in 1994. A minimum of 1,150 Units and a maximum of 20,000 Units, priced at $1,000 per Unit, are being offered on a "best efforts, part or none" basis. The Partnership broke impound on January 24, 1995. At December 31, 1997, the Partnership had accepted subscriptions for 20,000 Units and received offering proceeds totaling $20,000,000.

       Affiliates of the Corporation are expected to provide various services to the Partnership and will be paid certain fees for such services as specified in the Partnership Agreement.

       Following is a summary of the Corporation's significant accounting principles:

       A. INCOME TAXES: The Corporation reports its income for federal income tax purposes in the consolidated tax return of Captec. Income taxes are allocated by Captec to the Corporation on the separate return basis. The Corporation's income tax expense reflected in the statement of operations and that computed by applying the statutory federal income tax rate are approximately equal. Deferred income taxes, for financial reporting purposes, are not material.

       B. ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


                                   F(b) 6

                    CAPTEC FRANCHISE CAPITAL CORPORATION III
                          NOTES TO FINANCIAL STATEMENTS


2.     OPERATIONS:

       The Corporation's only source of revenue in 1997 and 1996 was from its investment in the Partnership. See the accompanying financial statements of the Partnership.


3.     RELATED PARTY TRANSACTIONS:

       Organization and offering expenses related to the offering of Units are prepaid by the Corporation and reimbursed by the Partnership in an amount equal to up to three percent (3%) of the gross proceeds of the offering (less any amounts paid directly by the Partnership). The Corporation is also reimbursed by the Partnership for a non-accountable expense allowance in an amount equal to two percent (2%) of the gross proceeds of the offering. During 1996 the Corporation received reimbursements from the Partnership totaling $632,248.

       The Corporation receives advances from Captec in order to have sufficient funds for the prepayment of organization and offering and non-accountable expenses made on behalf of the Partnership. As the Corporation receives reimbursements of such prepaid expenses, the advances to Captec are repaid.


                                   F(b) 7